Exhibit 10.1

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (“Agreement”) is entered into as of March 7, 2006 (“Effective Date”) by and between The Travelers Indemnity Company (“Travelers”), a Connecticut corporation located at One Tower Square, Hartford, CT 06183, for itself and its affiliates (collectively, “Customer”), and ExlService Holdings, Inc., a Delaware corporation with offices at 350 Park Avenue, 10th Floor, New York, NY 10022, for itself and its subsidiary exlService.com India (Private) Limited (collectively “Supplier”).

WHEREAS, Supplier is engaged in the business of providing information technology-enabled business process outsourcing services and has qualified and experienced personnel capable of performing such services for Customer; and

WHEREAS, Customer wishes to engage Supplier to perform such services as more fully described herein;

NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and Supplier hereby agree that the Supplier will perform the services (“Services”) described below upon the terms and conditions set forth herein.

1.	Definitions

“Affiliate” means any company that controls, is controlled by, or is under common control with Travelers, The St. Paul Travelers Companies, Inc. or its successor in interest. “Control” for purposes of this paragraph means ownership or control of at least twenty-five percent (25%) or more of any class of voting securities (or other ownership interests), shares or similar interests of such entity, or possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled person, whether through ownership of stock or other equity interests, by contract or otherwise. An entity that otherwise qualifies under this definition will be included within the meaning of “Affiliate” even though it acquired such status after the Effective Date of this Agreement.

“Divested Entity” means any Affiliate, or department or division or line of business of Travelers or of an Affiliate, which ceases to be an Affiliate, or department, division or line of business of Travelers or of an Affiliate due to its divestiture or other changes in its ownership or control.

“Exhibit” manes any lettered Exhibit attached to this Agreement. The terms of each such Exhibit are deemed incorporated herein and in any Work Assignment entered into hereunder, unless otherwise expressly agreed in the Work Assignment.

2.	Description and Scope of Agreement.

2.1	Scope of Services.

Supplier shall perform Services in accordance with one or more consecutively numbered written work assignments (each, a “Work Assignment”) entered into under this Agreement. Execution of this Agreement alone does not obligate Customer to purchase or Supplier to perform any Services in the absence of a fully executed Work Assignment. The initial Work Assignment will be executed by the parties as of the Effective Date. Subsequent Work Assignments may be executed by both parties and attached hereto. Each Work Assignment shall describe the nature of the Services to which it applies and may provide for the execution of individual Work Orders for specific Customer projects and/or lines of business. The Work Assignment, or Work Order, as applicable in any given situation, shall also specify any materials, documents or other deliverables that Supplier is to develop for and/or supply to Customer (collectively, “Work Product”); the fees and payment structure applicable to the Services; and any other details (such as, by way of example and not limitation, Customer and/or

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Supplier contact information, completion criteria, governance procedures, roles and responsibilities of the parties, reporting requirements, and service levels) that Customer deems necessary to define the relevant Services and the parties’ respective obligations under the Work Assignment. The first Work Assignment, Work Assignment #01, is attached hereto as Exhibit A and shall serve as a template for future Work Assignments. All Services to be performed under any Work Assignment shall be managed in accordance with Exhibit B, BPO Governance Guide, and shall be subject to Exhibit C, Disaster Recovery and Business Continuity Plans.

2.2	Scope Changes.

Should Customer wish to change the scope of a Work Assignment to alter the Service description, schedule or fees, or should Supplier determine that Supplier cannot perform in accordance with the Work Assignment due to circumstances or factors beyond Supplier’s control that Supplier did not know and were not reasonably knowable at the time of Work Assignment execution or arose thereafter and increase the work effort or alter the skill set necessary for Supplier to complete the Services, the party requesting the change shall propose a change order (“Change Order”) to amend the Work Assignment to address the change. The creation of a Change Order will be governed by the Change Order Process set forth in Exhibit D. No Change Order shall be binding upon either party unless executed by both parties and neither party shall have a duty to perform any obligation or make any payment that is not within the scope of the original Work Assignment in the absence of a fully executed Change Order defining such duty.

3.	Confidentiality; Security.

3.1	Customer Confidential Information.

Customer Confidential Information shall mean all non-public Customer information disclosed to Supplier by Customer in whatever form presented, relating to Customer’s past, present and future research, development, data processing systems, finances, operations, customers and business activities, including any information (such as, but not limited to third party software) which Customer is required to keep confidential pursuant to a nondisclosure agreement with a third party. For purposes of this Agreement, Supplier shall assume that any information that Supplier receives or accesses during the course of Supplier’s performance that relates to Customer’s third party licensors and consultants or to their products and services is subject to confidentiality obligations unless such information falls within one of the enumerated exclusions set forth in Section 3.4, below. Customer Confidential Information shall also include the results of Supplier’s Services and Inventions (as defined herein at Section 13.1) under this Agreement. Supplier shall hold all such information in confidence and, except as authorized by Customer in writing, Supplier shall not (i) use such Customer Confidential Information except as necessary to perform the Services for the sole benefit of Customer or (ii) disclose such Customer Confidential Information to any person, at any time, either during the term of this Agreement or thereafter, other than to Supplier’s employees and permitted subcontractors, if any, who are under obligations of confidentiality at least as stringent as those contained herein and who have a need to have access to and knowledge of such Customer Confidential Information for the purpose of providing Services hereunder. Supplier may not, without prior written approval from Customer, indicate in any published matter or otherwise the nature of the Services performed by Supplier under this Agreement. To the extent that Supplier prepares materials incorporating Customer Confidential Information, Supplier shall mark such materials as proprietary and confidential to Customer. Supplier shall not make use of Customer Confidential Information for its own benefit or for the benefit of third parties. Customer owns and will continue to own all right, title and interest in and to all Customer Confidential Information, including without limitation, all media used to store such information.

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3.2	Confidential Data of Individuals.

3.2.1	Supplier acknowledges that certain Customer Confidential Information (and certain other information and data which may not otherwise meet the definition of Customer Confidential Information) to which Supplier may be exposed or may require access in order to perform the Services may include, without limitation, confidential information of Customer’s former, present and prospective employees, insureds, agents, and financial and insurance services customers and/or claimants, including without limitation information identifying or personally identifiable to such individuals (“Confidential Data of Individuals”). Supplier acknowledges that such Confidential Data of Individuals may be subject to Customer’s Privacy notice and to state, federal and international privacy laws, rules and regulations. Accordingly, to the extent, if any, that Supplier accesses or is exposed to any such Confidential Data of Individuals in the course of Supplier’s performance, Supplier agrees (i) to maintain, and shall cause its officers, directors and employees to maintain, the confidentiality and security of such information; and (ii) to prevent the disclosure or use of such information to third parties except as may be expressly authorized or required by law. Supplier has the right to transmit, monitor, retrieve, store and use the Confidential Data of Individuals only as described in this Agreement. Customer, at its sole discretion, reserves the right to audit Supplier’s access to and use of Customer Confidential Information, including Supplier’s information systems security features, systems access controls and procedures, and data distribution mechanisms and practices applicable to Confidential Data of Individuals, for the purpose of verifying Supplier’s compliance with its obligations under this Section; provided, however, that any such audit activities involving access to or visits to Supplier facilities shall only be after reasonable advance notice and shall be subject to Supplier’s security policies including physical and information security policies. All Confidential Data of Individuals is hereby deemed included within the Customer Confidential Information.

3.2.2	In the event that Supplier becomes aware of any unauthorized access to, release of, or use of Confidential Data of Individuals occurring while such Confidential Data of Individuals is (i) resident on equipment owned or controlled by Supplier or (ii) otherwise in Supplier’s possession or control, including, without limitation, (a) any unauthorized access, release or use occurring through a breach of Supplier’s obligations under Section 3.2.1 or a breach of Supplier’s data security systems and (b) any other access, release or use that is not expressly authorized by law or, pursuant to Section 3.2.1, for purposes of Supplier’s performance of its obligations under this Agreement, Supplier shall, at Supplier’s expense, promptly notify Customer and provide Customer with such information as Customer requires to comply with any legal obligation that Customer may have to notify anyone of such unauthorized access, release or use. In addition, Supplier shall, at Supplier’s expense, comply promptly and fully with all notification requirements that apply to Supplier, including applicable requirements, if any, to notify the individuals whose data may have been accessed, released or used, whether imposed by national, international, state, or local law, and shall indemnify Customer against all loss, cost, damage or expense (including, without limitation, attorneys’ fees and fines or penalties imposed by law) arising out of Supplier’s failure to comply with the notice provisions of this Section 3.2.2, provided that such indemnification obligation shall not apply, and Customer shall bear all of Supplier and Customer’s expenses of complying with the notice provisions of this Section 3.2.2 in the event that the unauthorized access, release or use of Confidential Data of Individuals was caused by an act of Customer or of Customer’s employees.

3.2.3

The provisions of this Section 3.2 shall extend to any Supplier subcontractor receiving Confidential Data of Individuals from Supplier and Supplier will remain liable for its subcontractors’ compliance therewith. Prior to supplying any Confidential Data of Individuals

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to any subcontractor, Supplier shall have in place with such subcontractor a written contract containing provisions at least as stringent as those set forth herein with respect to the Confidential Data of Individuals, including a provision that makes Customer a third party beneficiary with direct enforcement rights against the subcontractor in the event of a breach of the terms applicable to the Confidential Data of Individuals.

3.3	Supplier Confidential Information.

Should Supplier, in the course of its performance, disclose to Customer (i) non-public information regarding Supplier’s clients, vendors, prices, plans, service offerings, operations, or strategies or (ii) other, proprietary information that Supplier has designated in writing as “Confidential” (collectively, “Supplier Confidential Information”) Customer shall hold such Supplier Confidential Information in confidence. Except as authorized by Supplier in writing, Customer shall not disclose such Supplier Confidential Information to any person other than Customer’s employees, agents or consultants who have a need to know in order to perform obligations for Customer. Subject to any licenses granted to Customer herein, Supplier owns and will continue to own all right, title and interest in and to all Supplier Confidential Information.

3.4	Exceptions.

Notwithstanding the foregoing provisions of this Section 3, either party shall be free to use its general knowledge, skills, and experience and any general ideas, concepts, know-how and techniques learned by its employees during the performance of the Services pursuant to this Agreement and retained in intangible form in their unaided memories.

3.5	Exclusions.

Confidential Information of a party does not include, and neither party is obligated to protect (i) information that is in the public domain other than as a result of a breach of this Agreement by the receiving party hereunder, or is designated by agreement of the parties to be placed into the public domain; (ii) information which the receiving party can demonstrate that it developed independently without reference to the disclosing party’s Confidential Information; or (iii) information already known to or in the possession of the receiving party prior to disclosure under this Agreement but not obtained improperly or illegally. If a receiving party becomes legally compelled (by applicable law or regulation or by deposition, interrogatory, request for documents, order, subpoena, civil investigative demand or similar process issued by a court of competent jurisdiction or by a government body) to disclose any of the Confidential Information, the receiving party shall provide the disclosing party prompt prior written notice of any such requirement so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that the disclosing party does not obtain such protective order or other remedy, and irrespective of whether the disclosing party waives compliance with the provisions hereof, then the parties agree that the receiving party will only disclose that portion of the Confidential Information which the receiving party’s counsel advises the receiving party that it is legally required to disclose.

3.6	Return of Information.

Within ten (10) days of an express request, or within ten (10) days of termination of this Agreement, the receiving party shall return all of the disclosing party’s Confidential Information received under this Agreement, including all copies or partial copies thereof in any form or format. Alternatively, if the disclosing party consents in writing, the receiving party may destroy such information and provide the disclosing party with a written certification of its destruction.

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3.7	Security.

Supplier will maintain environmental security, technical security, physical security, administrative procedures and other safeguards against the destruction, loss or alteration of Customer Confidential Information in the possession of Supplier that are no less rigorous than: (i) the most rigorous data security policies and procedures generally in effect as of the Effective Date at Supplier’s facilities; (ii) the safeguards required to meet current insurance, financial services and information technology industry expectations for the provision of Services; (iii) the safeguards required by law, rule or regulation; and (iv) Customer’s information security policies and standards as provided to Supplier, and any other safeguards required to meet any higher reasonable standard otherwise requested by Customer. Supplier will not modify, delete or destroy any Customer Confidential Information or media on which it resides without prior written consent from Customer, provided that ordinary backup activities, data destruction consistent with data retention and destruction policies, and other data management activities consistent with prudent commercial practices will not be deemed a violation of this sentence. Supplier will: (i) adequately mark all Customer Confidential Information as Customer property, (ii) store all Customer Confidential Information separately from either Supplier’s data and information or data and information owned by other clients of Supplier, and (iii) promptly remove any or all of the Customer Confidential Information, as specified by Customer, from all Supplier-maintained databases, hardware, and network equipment at Customer’s request in a manner specified by Customer. Without limiting the foregoing, Supplier will comply with the security and data policies and procedures set forth in Exhibit E, Information Security Policies and Standards.

3.8	Remedies.

Each party acknowledges that its breach of any of the provisions of this Section 3 could cause the other party irreparable injury for which monetary damages may not provide an adequate remedy. Therefore, in the event of a party’s breach or threatened breach of any of its confidentiality obligations under this Agreement, the other party shall have the right to seek an immediate injunction to prevent or restrain the breach, in addition to any other remedies available at law or in equity.

4.	Use of Names and Marks; Publicity.

Supplier may not use any of Customer’s names, service marks, logos or trademarks or any likenesses or facsimiles thereof in any advertisements, brochures or catalogs or on any Internet site or otherwise without the express written consent of Customer, which shall have the right to review and approve in advance the specific form and content of such use. Supplier will not make any media releases, public announcements, or public disclosures relating to this Agreement (except to the extent required by law) without Customer’s prior review and written approval prior to release.

5.	Independent Contractor; Personnel.

5.1	General.

Supplier shall perform the Services hereunder as an independent contractor. Neither party shall have authority to contract for the other party, bind the other party to any commitment or obligation or assume any liabilities of any nature in the other party’s name unless otherwise agreed in writing. Nothing herein shall be construed as creating a partnership, joint venture, or employment relationship between Customer and Supplier. Supplier will determine the manner in which it will perform its Services. Supplier may utilize subcontractors in performing Services hereunder with prior notice to Customer and Customer’s prior written consent provided that (i) vendors who are engaged by the Supplier independently of Supplier’s relationship with Customer to provide support for Supplier’s general operations (e.g., to provide building maintenance, generic help desk support, or telecommunications equipment service) and not to perform Services under a Work Assignment shall not be subject to the prior consent conditions mentioned in this Section 5.1. and (ii) Supplier retains full responsibility for the work of all persons performing services or fulfilling obligations required of

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Supplier under this Agreement, whether such persons are employees of Supplier or of its affiliates or subsidiaries or of subcontractors, as though all such persons were Supplier’s employees. Supplier shall be deemed the sole employer of all individuals performing the obligations of Supplier hereunder. Permitted subcontractors who will perform Services under Customer Work Assignment must agree in writing before beginning work to be bound by the terms and provisions of this Agreement, including those relating to confidentiality, ownership, indemnification and liability. Supplier will make Customer an express third party beneficiary in all such subcontractor agreements. Supplier employees and subcontractors shall have no rights or entitlements to any compensation or benefits from Customer. Only Supplier shall have the right to hire and fire its employees, provide instructions as to the manner in which an employee performs his or her job and set the hours of work of its employees. In addition, Supplier shall manage all employment aspects of any assigned employees, including, without limitation, terminations, salary reviews, performance evaluations, work schedules, orientation, placement, and rotation of assignments. Supplier shall, with respect to its assigned employees, be responsible for withholding all taxes and making all legally-required payments, if any, including those for federal, state and local income taxes, Social Security taxes, and unemployment insurance, and maintaining workers’ compensation insurance coverage in an amount and under such terms as required by applicable law. Supplier assumes all risk in connection with the adequacy of any comprehensive general liability, workers’ compensation or other insurance on behalf of Supplier or its employees.

5.2	Pre-employment Screening and Background Checks.

Supplier will conduct pre-employment screening of each person who will perform any Services on behalf of Customer under this Agreement. Pre-employment screening will include, without limitation, establishing and documenting proof of identity of each such person and ensuring that each such person is legally qualified to work and receive compensation in each country in which such person will be engaged in the performance of Services for Customer (in the case of any person already employed or under contract with Supplier, an equivalent screening shall be conducted prior to such person’s assignment to perform any Services under this Agreement). Supplier shall not assign any person to perform Services on behalf of Customer if Supplier knows or has reason to know that such person has misrepresented his or her identity or employment qualifications or is not legally eligible to work and receive compensation in the location where Supplier would assign such person to work. In addition, Supplier shall conduct a criminal background check of each person described in this paragraph. For purposes of this provision, a “criminal background” shall mean any conviction of a crime involving breach of trust or dishonesty including, by way of example and not limitation, any theft or misappropriation of funds, data, or other tangible or intangible property, whether by fraud, forgery, unauthorized entry, or other means. Supplier shall not assign any person to perform Services on behalf of Customer if Supplier knows or has reason to know that such person has a criminal background. Supplier shall retain records of pre-employment screenings and background checks and make such records available for Customer review at reasonable times with reasonable notice. Customer shall have the right to review such records twice each year, and to request reviews at other times in Customer’s good faith discretion.

5.3	Drug Policy.

Supplier agrees to support Customer’s drug abuse policy which prohibits persons performing Services at any Customer premises from selling, distributing, manufacturing, processing, using or being under the influence of illegal drugs or illicit narcotics (non-prescriptive medication) as defined by the laws or regulations of the jurisdiction in which such Services are performed. Supplier agrees to advise every person who will perform Services under this Agreement at a Customer location of this policy and to explicitly instruct all such persons to comply herewith.

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5.4	Qualifications; Number; Turnover.

Without limiting any other provisions of this Agreement, Supplier will assign the number of its personnel in appropriate job classes and with appropriate skills, as necessary to perform the Services in accordance with this Agreement, including the Service Levels specified in any applicable Work Assignment or Work Order. As of the Effective Date, the number and types of Supplier personnel initially assigned to provide the Services shall be as outlined in the first Work Assignment or first Work Order thereunder. Supplier agrees that, for all Services, except to the extent, if any, otherwise specified in a Work Assignment or Work Order, Supplier will assign at least one full-time equivalent resource for each *** person-hours of work to be supplied in any given month. Supplier warrants that the personnel it assigns to perform the Services will be properly educated, trained, and qualified for the Services that they are intended to perform. It is Supplier’s policy to request personnel who are sent overseas for training for a period of *** to *** weeks to remain in Supplier’s employ for a minimum of *** months and, for those in training overseas for more than *** weeks, a period of *** months. Supplier agrees to continue to apply this policy to minimize the turnover of trained personnel that it assigns to provide Services under this Agreement, provided that this commitment shall not be construed in any way as superseding other Supplier policies under which such Supplier personnel are eligible for promotion or advancement opportunities. Nor shall Supplier be obligated to continue this policy to the extent, if any, that it is deemed to be in violation of any law or regulation applicable to Supplier’s employment practices. Subject to replacement necessitated by attrition or circumstances beyond Supplier’s control, in no event will Supplier remove or replace more than *** of the personnel assigned by Supplier to perform Services during any calendar year of the term of this Agreement except at Customer’s request or with Customer’s prior consent.

5.5	Replacement.

Notwithstanding the provisions of Section 5.4, above, should Customer request replacement of any Supplier employee or subcontractor for any reason, such as but not limited to incompetence, nonperformance, breach of a Supplier obligation under this Agreement or noncompliance with Customer policies, Supplier shall remove such individual and make commercially reasonable efforts to replace such individual with a qualified replacement acceptable to Customer in a timely fashion. Customer shall not be liable to Supplier for any costs to Supplier associated with removal or replacement or for fees attributable to Services performed by the replacement during any period when such replacement is in training or is otherwise not yet qualified to perform at the level of experience and skill designated for the Services assigned. Unless otherwise instructed by Customer, Supplier will immediately remove any Supplier personnel or subcontractor who commits any criminal act or grossly negligent act or engages in any willful misconduct.

5.6	Key Personnel.

Each of the initial Supplier Key Personnel will be designated and will have the functions assigned to that designation in the Work Assignment or Work Order. Key Personnel will at all times include, at a minimum, the Supplier Relationship Manager and every management level resource assigned by Supplier to spend more than fifty percent (50%) of his or her working time providing Services to Customer unless otherwise agreed in a Work Assignment. Supplier may not remove (except for termination for cause) any Key Personnel from providing Services for Customer during the first six (6) months after either the Effective Date or the Go-Live Date for the Work Assignment or Work Order Services, or the start of the Disentanglement process described in Section 19.6. If Supplier desires to remove or replace any Key Personnel (to the extent permitted herein), Supplier will (i) provide Customer with ninety (90) days prior written notice, (ii) provide for a knowledge transfer period of no less than sixty (60) days during which the Key Personnel to be replaced and the designated replacement(s) are simultaneously assigned to provide Services, and (iii) submit to Customer for its review and approval a transition plan outlining all actions that Supplier will take to ensure sufficient knowledge transfer between the Key Personnel being replaced and the replacement

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to avoid any adverse impact on the Services. Customer may interview and participate in the selection of such replacement. Whether or not Customer conducts an interview or participates in such selection, Supplier will not hire, assign or designate any such replacement as Key Personnel without Customer’s prior written consent, which may be given or withheld in Customer’s sole discretion. If any member of Supplier Key Personnel becomes incapacitated, voluntarily terminates employment, is terminated for cause, or is transferred with the consent of Customer, Supplier will within forty-eight (48) hours replace such person with another person approved by Customer that is at least as well qualified. All Supplier Key Personnel will be assigned to perform Services on a full-time basis for terms of at least two (2) years. Supplier will create and maintain an individual compensation structure for all Key Personnel that provides them incentives to meet or exceed all Service Levels under this Agreement.

5.7	Agreements.

Supplier has and will obtain written agreements with its employees and permitted subcontractors sufficient to allow it to perform its obligations under this Agreement, including assignments and licenses of intellectual property, and confidentiality obligations.

6.	Compliance with Laws.

Supplier agrees to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, both domestic and international, in the performance of its obligations under this Agreement, including but not limited to the procurement of permits, licenses and certificates where required and payment of applicable taxes and related fees. Supplier represents that Supplier has not been convicted of or indicted for any criminal offense and has not been excluded, suspended or debarred from participation in any activities by any governmental or regulatory body.

7.	Export.

Supplier hereby represents that it is, and will remain in compliance with the requirements of all applicable export laws and regulations, including but not limited to the U.S. Export Administration Regulations and International Traffic in Arms Regulations. Such requirements include, but are not limited to, obtaining all required authorizations or licenses for the export or reexport of any controlled item, product, article, commodity, software or technology. Without limiting the generality of the foregoing, Supplier hereby represents that (i) it has not been, and is not currently, debarred, suspended or otherwise prohibited or restricted from exporting, re-exporting, receiving, purchasing, processing or otherwise obtaining any item, product, article, commodity, software or technology regulated by any agency of the United States; and (ii) Supplier will not export or reexport, directly or indirectly, any software or technology received from Customer or allow the direct product thereof to be exported or re-exported, directly or indirectly, to any country, organization or person to which or to whom such export or reexport would be in violation of United States laws or regulations.

8.	Compliance with Policies.

8.1	Supplier warrants that in performing the Services Supplier shall comply with all applicable guidelines, standards and practices established by Customer and made known to Supplier with respect to, but not necessarily limited to conduct on site within Customer’s facilities; the protection of Customer data, intellectual property and other assets, if any, used and/or accessed by Supplier personnel; Customer’s internal security procedures with respect to Customer’s facilities and computer systems; and Customer’s Code of Business Conduct and Ethics for employees, Exhibit F (which Supplier will comply with concerning its personnel).

8.2	Should Customer personnel visit on site at any Suppler facility, Customer shall be responsible for ensuring that such personnel comply with guidelines, standards and practices established by Supplier for such facility and made known to Customer with respect to, but not necessarily limited to conduct within Supplier’s facility and Supplier’s internal security procedures with respect to Supplier’s facilities and computer systems.

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9.	Insurance; Records Audits.

9.1	Insurance.

At all times during its performance of Services hereunder, Supplier will maintain levels and types of insurance as set forth in Exhibit G, Insurance Requirements.

9.2	Records and Audits.

At all times during its performance of Services hereunder, Supplier will follow the Records and Audit Procedures set forth on Exhibit H.

10.	Invoicing and Payment.

10.1	Invoices.

Supplier shall invoice Customer for Services in accordance with the fees and payment structure set forth in the Work Assignment. Invoices shall include sufficient detail to permit Customer to identify the personnel and the Services performed against the Work Assignment. Overtime charges shall not apply. Supplier shall not invoice Customer for fees in excess of the rates and/or aggregate cap specified in the Work Assignment. All invoices shall be subject to review, approval and acceptance by Customer prior to final payment. In the event that Customer disputes any amount indicated on an invoice, Customer will notify Supplier of the amount in dispute and the basis for the dispute upon Customer’s discovery of the dispute and pay all undisputed portions of the invoice in accordance with this Section. Customer and Supplier shall cooperate in good faith to resolve any invoice dispute in a timely fashion. Unless otherwise indicated in the applicable Work Assignment or Work Order, payment of all undisputed amounts shall be due within *** days of invoice receipt without deduction, counterclaim or set-off.

10.2	Taxes.

Customer shall pay all domestic state, local, and federal sales or use taxes applicable to the Services exclusive of Supplier’s property taxes, taxes based on Supplier’s income, and any foreign international taxes due imposed because of Supplier’s activities outside the United States. Supplier shall itemize applicable taxes on the invoices to which they apply. No payment for such taxes will be required until Supplier satisfies this condition. Supplier shall notify Customer in writing within ten (10) days of any state tax audit that could create a Customer obligation to pay additional taxes hereunder. Failure of Supplier to notify Customer shall release Customer of any obligation to pay any additional taxes, penalties or interest assessed as a result of such audit. In the event that the imposition of any new tax or any amendment to an existing tax law causes Supplier’s net tax liability for all taxes (other than taxes on Supplier’s income) that Supplier would be obligated to pay in connection with Supplier’s performance of the Services to increase by more than five percent (5%) over the Supplier’s net tax liability as measured across all Work Assignments and Work Orders then in effect, then, at Supplier’s request, Customer and Supplier will negotiate in good faith to determine whether, and, if so, how the increase in tax liability should be shared between the parties. Customer shall not be liable for and shall have no obligation to pay any penalties, interest, or late charges imposed as a result of Supplier’s failure to pay taxes on a timely basis if Customer has made timely payment to Supplier for taxes due from Customer, in accordance with Supplier’s invoices.

10.3	Travel and Other Expenses.

Customer shall not reimburse Supplier for travel or for other expenses unless specifically authorized by Customer in writing, either in a Work Assignment or on a case-by-case basis in response to specific requests, and incurred by Supplier in the performance of the Services. All travel expenses

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authorized for reimbursement shall be consistent with Customer’s corporate travel expense policy for its own employees. If Supplier’s business location is within a fifty (50) mile radius of the location where Services are provided, the Supplier will not be reimbursed for any travel, meals or lodging expenses. All other expense associated with providing the Services, such as telephone, office supplies, and support services are the responsibility of Supplier. Time spent traveling is not billable. If any expenses are authorized by Customer for reimbursement, Supplier shall list such expenses separately on its invoice once actually incurred and shall provide supporting documentation for the invoiced amounts.

11.	General Warranties.

11.1	Authority.

Each party represents that it is authorized, empowered and able to enter into and fully perform its obligations under this Agreement.

11.2	Warranty and Acceptance.

Supplier warrants that all Services shall be performed in a professional and workmanlike manner, in accordance with applicable industry standards and the acceptance criteria, if any, set forth in the Work Assignment. Customer reserves the right to reject any Services that do not conform to this warranty. In the event of such rejection, Supplier shall promptly reperform the Services or supply additional services to correct the deficiencies to Customer’s reasonable satisfaction at Supplier’s expense, in accordance with the acceptance standards and remedy provisions of the applicable Work Assignment. Alternatively, at Customer’s election, unless otherwise specified in the applicable Work Assignment, Customer shall have the right to receive a refund of any amounts paid for such Services and shall have no further payment obligation with respect to the Services. Payment for Services shall not constitute acceptance of the Services.

11.3	Third Party Materials.

Supplier warrants that unless Supplier obtains Customer’s prior written approval, in performing the Services Supplier will not use any third party materials, including but not limited to any software or work subject to an open source license (including the GNU Public License) or any “copyleft” restrictions (“Third Party Materials”): (i) to which a license is required in order to use any Deliverables; (ii) the terms of which impose any restrictions on the use of any Deliverables; or (iii) the terms of which in any way limit Customer’s intellectual property rights in any Work Product. If Supplier obtains Customer’s approval as set forth above, Supplier will clearly identify in the Work Assignment all Third Party Materials and Customer’s need and responsibility to license such software prior to Supplier’s inclusion of the software in the Work Product.

12.	Software Warranties.

The following warranties shall apply to software code, if any (“Software Product”), delivered to Customer by Supplier under this Agreement or Work Assignment.

12.1	Warranty of Date Compatibility.

Supplier warrants that any Software Product as delivered pursuant to this Agreement will correctly employ century specific date logic, alone and in combination with other hardware and software with which the Software Product is intended to be compatible, to provide fault-free performance in the processing of dates and date-related data, including in calculation, comparison and sequencing processes. Such fault-free performance shall include the manipulation of data with dates prior to, through, and subsequent to January 1, 2000. Software Products delivered hereunder shall successfully transition into the Year 2000 with the correct system date, without human intervention, shall perform leap year calculations correctly and shall provide correct results when moving forward and backward in time from January 1, 2000.

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Supplier shall (i) correct or replace any Software Product that does not conform to this warranty, at its own cost and expense, and (ii) indemnify Customer against all loss, cost, damage and expense arising out of Supplier’s breach of this warranty.

12.2	Software Lockup and Disabling Devices.

Notwithstanding any other provision of this Agreement, Supplier warrants that the Software Products do not contain any intentionally installed lockup program or device, including any such item that may prevent Customer from accessing its data and information in unencrypted form with all data structures preserved (Lockup Device). Supplier further agrees that it will not, under any circumstances including enforcement of a valid contract right, install or trigger a Lockup Device that in any manner interferes with Customer use of the Software Products and/or restricts Customer from accessing its data files or in any way interferes with the transaction of Customer business. Supplier shall assist Customer in removing any Lockup Device in the Software Products and in restoring the performance of Customer systems to the level at which the systems were performing before the introduction of the Lockup Device, at no additional cost to Customer.

Supplier also warrants that Supplier tests or protects the Software Products against viruses, Trojan horses, trap doors and similar devices that could disrupt or disable a computer system or any of its components and that, to the best of Supplier’s knowledge, the Software Products, as delivered, contain no such devices (“Disabling Devices.”) Supplier shall assist Customer in removing any Disabling Device identified in the Software Products and in restoring the performance of Customer systems to the level at which the systems were performing before the introduction of the Disabling Device, at no additional cost to Customer.

13.	Ownership of Work Product.

13.1	Supplier hereby agrees that the Work Product and all inventions, discoveries, improvements, specifications, source code, object code, programming and other documentation, designs, methods, devices, systems, computer software, writings, compilations of information or data, and/or materials that are protectable as intellectual property, whether under the laws of patents, copyrights, and/or trade secrets, (hereinafter referred to in the aggregate as “Inventions”) that are conceived, designed, practiced, prepared, produced or developed by it, either alone or in concert with others:

(i)	in the course of its engagement hereunder,

(ii)	based upon knowledge or information learned or gained from Customer, or

(iii)	that results from the use of Customer facilities, personnel, or materials, are and shall be the sole and exclusive property of Customer.

13.2

Supplier hereby assigns and agrees to assign all right, title and interest (including all intellectual property rights) in and to the Work Product and all Inventions to Customer, and agrees that it will execute all documents necessary to irrevocably assign and transfer to Customer, or its nominees, successors, or assigns, free of encumbrances, all rights, title, and interest in and to the Work Product and in and to any and all Inventions. Supplier also shall cause all subcontractors and all individuals engaged in the performance of Supplier’s obligations hereunder to irrevocably transfer and assign to Customer, all right, title and interest (including all intellectual property rights) in and to such Work Product. All such assignments shall include, among other things, existing or prospective patent rights and copyrights in the United States and all foreign countries. To the extent allowable by law, Supplier waives, and shall cause all subcontractors and other individuals engaged in the performance of

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Supplier’s obligations hereunder to waive all moral rights related to the Work Product. Supplier shall cooperate with and assist Customer, at Customer’s expense but without any additional compensation, and shall cause all individuals engaged in the performance of Supplier’s obligations hereunder to cooperate with and assist Customer, in evidencing, establishing, maintaining and protecting Customer’s rights in and ownership of the Work Product, including by executing any assignments, patents applications or other documents reasonably requested by Customer.

13.3	If any of the Work Product or any of the Inventions constitutes a work based upon one or more preexisting works, Supplier shall ensure that each Work Assignment relating to Supplier’s Services in connection with the development and/or delivery of such Work Product and/or Invention(s) so indicates by references to (i) the nature of such preexisting work; (ii) its owner; (iii) any restrictions or royalty terms applicable to Supplier’s use of such preexisting work or Customer exploitation of the Work Product and/or Invention(s); and (iv) the source of Supplier’s authority to employ the preexisting work in connection with its development and/or delivery to Customer of the Work Product and/or the Invention(s). Unless otherwise specifically agreed in the applicable Work Assignment, before initiating the preparation of any Work Product or any Invention that is a derivative work of a preexisting work, Supplier shall cause Customer, its successors and assigns, to have and obtain the irrevocable, nonexclusive, worldwide, royalty-free right and license to (i) use, execute, reproduce, display, perform, distribute internally and externally, sell copies of, and prepare derivative works thereof, and (ii) authorize or sublicense others from time to time to do any or all of the foregoing.

13.4	Notwithstanding Section 13.3, unless otherwise stated in the Work Assignment, to the extent that the Work Product is a Software Product consisting of an existing, commercially available Supplier proprietary software tool or application delivered or made accessible to Customer solely to facilitate the business process services to be provided under the Work Assignment, the license granted to Customer for such Software Product shall be for Customer’s internal business purposes only. The terms of this Agreement shall supersede any conflicting or more restrictive terms in any shrink wrap or electronic license provisions accompanying such Software Product.

13.5	Supplier agrees to execute all instruments, declarations, or other documents required to be filed with any applications for Letters Patent or applications for the registration of copyrights that Customer desires to file in the United States or in foreign countries when the subject matter of such applications includes any Work Product and/or Inventions within the scope of this Agreement. Supplier further agrees to supply all information to and cooperate with Customer with respect to the filing and prosecution of all applications for Letters Patent and applications for the registration of copyrights in the United States and in foreign countries. Supplier further agrees to do all other lawful acts that are reasonably necessary in respect to such applications without expense to itself or charge to Customer. All items provided to Customer that qualify as Customer’ property shall be marked as follows:

“Copyright© 2006 by The Travelers Indemnity Company. All Rights Reserved.”

13.5	Notwithstanding the foregoing, nothing herein shall be construed as giving Customer any ownership rights or ownership interests in any material that Supplier has developed prior to and/or independently of Supplier’s performance of Services for Customer and without reference to Customer Confidential Information. Nor shall the provisions of this Agreement be construed as restricting Supplier from performing similar Services for other clients as long as Supplier does not disclose or use any Customer Confidential Information in such performance.

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14.	Indemnification.

14.1	Losses.

Each party (“Indemnifying Party”) agrees to defend, indemnify and hold the other party, its Affiliates, and their directors, officers and employees harmless from any loss, cost, expense (including attorneys’ fees), damage or liability resulting from any action brought or threatened against the other party, its directors, officers or employees (“Indemnified Party”) that is based on, arising out of or relating to or resulting from:

(i)	any act or omission by an agent, contractor, subcontractor, consultant, or employee of the Indemnifying Party which results in, or is intended by such agent, contractor, subcontractor, consultant, or employee to result in unauthorized access into any of the Indemnified Party’s systems, data, or technology, or unauthorized release or use of the Indemnified Party’s Confidential Information; and/or

(ii)	injuries of any kind claimed against the Indemnified Party by anyone, including but not limited to personal injury, death, property damage and theft, arising out of or resulting from the Indemnifying Party’s acts or omissions or those of persons furnished by it, its agents or subcontractors; and/or

(iii)	any breach of the duty of good faith and fair dealing, or bad faith, or fraudulent, malicious, or dishonest acts by the Indemnifying Party acting alone or in collusion with others during the term of this Agreement.

In addition, Supplier shall defend, indemnify, and hold Customer harmless from any loss, cost, expense (including attorneys’ fees), damage or liability resulting from any action brought or threatened against Customer, its directors, officers or employees that is based on, arising out of or relating to or resulting from:

(i)	any breach of Supplier’s Software Lockup and Disabling Devices warranty contained herein, including (a) any costs or damages incurred by Customer as a result of any such Software Lockup and Disabling Devices; (b) any data loss which results from such item if present in the Services or Work Product when delivered to Customer; and (c) the cost of debugging any Software Lockup and Disabling Devices and cost of alternative provision of Services while debugging is under way; and/or

(ii)	any act or omission by Supplier arising out of or relating to all applicable federal, state, county and local laws, ordinances, regulations and codes, both domestic and international, in the performance of its obligations under this Agreement, including but not limited to the procurement of permits, licenses and certificates where required and payment of applicable taxes and related fees; and/or

(iii)	any assessment, tax, or penalty against Customer that is an obligation of Supplier or which relates to compensation paid by Supplier to workers who perform Services for Customer; and/or

(iv)	any claim by workers supplied by Supplier or its subcontractors with respect to any employee benefit programs maintained by Customer.

14.2	Indemnification Procedure.

The Indemnified Party will promptly notify the Indemnifying Party in writing of the claim or loss subject to the indemnification obligation, provided however, that any delay in providing such notice shall not excuse the Indemnifying Party’s performance of its indemnification obligation unless the delay prejudices the Indemnifying Party in its defense or settlement of the claim. The Indemnified Party will allow the Indemnifying Party to control the defense and reasonably cooperate with the Indemnifying Party in the defense and any related settlement negotiations at the Indemnifying Party’s expense. In addition to any defense provided by the Indemnifying Party, the Indemnified Party may

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retain at its expense its own counsel. If the Indemnifying Party does not promptly assume the defense against such claim or loss, the Indemnified Party reserves the right to undertake its own defense at Indemnifying Party expense.

15.	Infringement Indemnification.

Supplier agrees to defend, indemnify and hold Customer and its directors, officers and employees harmless from any loss, cost, expense, damage or liability resulting from any action brought or threatened against Customer or its directors, officers or employees based on an allegation that the Services, the Work Product or their use of the same infringes a patent, copyright, trademark, service mark or other proprietary right of any third party or constitutes misuse or misappropriation of a trade secret of any third party. Customer shall notify Supplier of such action and give Supplier authority, reasonable information and assistance (at Supplier’s expense) for the defense of such suit or proceeding. Supplier will pay all damages awarded therein against Customer or its officers, directors, employees or agreed upon by Supplier in settlement of the claim. In the event that Customer is deprived of its use and/or ownership of any Work Product or Service that is subject to this provision, Supplier shall (i) obtain the right for Customer to continue the use of the affected Work Product or Service or (ii) replace or modify the affected Work Product or Service to render it non-infringing while retaining like capability. If neither of the foregoing is practicable for Supplier to complete within a time frame acceptable to Customer, Customer may return the affected Work Product and receive a full refund of all fees paid for such Work Product. Supplier’s obligation to indemnify and defend Customer and its directors, officers and employees extends to and includes any modified Services and Work Product or replacement Services and Work Product that Supplier provides to Customer to overcome or avoid any infringement claims. Supplier shall not settle any such matter in a way that might negatively affect Customer without Customer’s prior written consent (not to be unreasonably withheld).

16.	DISCLAIMER OF CERTAIN DAMAGES.

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY PUNITIVE, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTY WHO IS LIABLE HAS BEEN INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. The foregoing shall not apply to or limit either party’s (i) indemnification obligation under any indemnification provision of this Agreement, (ii) liability for a breach of any confidentiality obligation under this Agreement, or (iii) liability for direct damages which either party and its directors, officers and employees may suffer or be required to pay arising out of injuries to persons (including death) or physical damage to property resulting from the negligence or willful misconduct of the other party, its employees or subcontractors, or, either party’s liability on account of the gross negligence or willful misconduct of that party.

17.	Direct Damages.

The parties agree that the following shall be considered direct damages and Supplier shall not assert that they are incidental or consequential damages to the extent they result from Supplier’s failure to perform its obligations in accordance with the terms of this Agreement: (i) cost and expenses of recreating or reloading of lost, stolen or damaged information of Customer; (ii) cost and expenses of implementing a work-around plan in respect of a failure by Supplier to perform all or any part of its obligations under this Agreement; (iii) cost and expenses of replacing lost, stolen or damaged equipment, and materials; (iv) cost and expenses, including extra contractual obligations incurred by Customer to correct errors in Services provided as part of Supplier’s performance under this Agreement or Supplier’s nonperformance of Services in accordance with this Agreement; and (v) cost and expenses incurred by Customer to procure from an alternate supplier, all or any part of the Service(s) the performance of which is the obligation of Supplier under this Agreement.

18.	Non-Solicitation.

During the term of this Agreement and for a period of six (6) months after the termination of this Agreement, if earlier, neither party shall solicit for employment an employee of the other party who is or

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was engaged in such other party’s performance hereunder without first obtaining such other party’s prior written consent. For purposes of this provision, publication of job postings in a publicly available publication or forum, such as in a trade magazine or newspaper or at a job fair or on a website, or publication of openings with a career placement office or firm, shall not be considered “solicitation.”

19.	Term and Termination.

19.1	Generally.

The term of this Agreement will begin on the Effective Date and continue until terminated as set forth herein. In general, the term of each Work Assignment to this Agreement is anticipated to have five (5) stages, unless otherwise specified in such Work Assignment: (i) the Pre-Transition Period, (ii) the Transition Period, (iii) the Pilot, (iv) the Steady State Period, and (iii) the Disentanglement Period (which will encompass any activities agreed upon between the parties in accordance with the process set forth in Exhibit B for ramp down and/or change over to another Work Assignment). The Steady State Period will have an initial duration of one or more calendar years as specified in the Work Assignment. Thereafter, the Steady State Period will automatically renew for additional one-year intervals unless either (i) Customer provides Supplier written notice of non-renewal three (3) months before renewal or (ii) Supplier provides Customer written notice of non-renewal nine (9) months before renewal. In any event, unless otherwise expressly agreed in a writing between the parties, this Agreement will remain in effect with respect to any Work Assignment entered into under this Agreement for as long as that Work Assignment remains in effect and has not expired or been terminated.

19.2	Termination for Breach.

If a party materially breaches this Agreement (other than a breach of payment obligations, which is subject to Section 19.3, below) and fails to cure that breach within sixty (60) days after receiving written notice thereof from the other party, then the non-breaching party may on written notice to the breaching party terminate this Agreement. Customer may choose to terminate specific affected Services rather than the entire Agreement.

19.3	Termination for Non-Payment.

If Customer defaults in the payment of any undisputed amounts due and owing under this Agreement and does not within forty-five (45) days after receiving written notice thereof from Supplier cure such default, Supplier may terminate this Agreement on written notice to Customer. Supplier’s right to give such termination notice shall expire once Customer becomes current with respect to such amounts.

19.4	Termination for Change of Control.

In the event of a Change in Control of Supplier resulting from a single transaction or series of related transactions (other than an initial or secondary public offering of shares in the Supplier) during the term of this Agreement, then, within twenty-four (24) months of such Change in Control, Customer may terminate this Agreement or specific Services on written notice to Supplier. As used herein, and subject to the exception referenced herein, “Change in Control” means (i) a sale by Supplier of a majority of its assets or business relating to this Agreement, or (ii) any acquisition of a majority of the stock of Supplier and/or the statutory merger of Supplier with any other entity.

19.5	Termination for Convenience.

Unless otherwise specified in the applicable Work Assignment, and subject to compliance with any other terms contained in such Work Assignment regarding Customer’s rights and obligations with respect to termination for convenience, Customer may terminate this Agreement or any Services (i) on

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thirty (30) days written notice to Supplier during the Pre-Transition or Transition Period or (ii) on sixty (60) days written notice to Supplier during the Steady State Period. Customer may also terminate any Services during the Disentanglement Period on thirty (30) days written notice to Supplier.

19.6	Disentanglement.

Upon termination or expiration of all or any portion of the Services provided pursuant to this Agreement or upon termination or expiration of this Agreement, Supplier will accomplish a complete transition to Customer, or to any alternate service provider designated by Customer, of the terminated Services being provided by Supplier without interruption or adverse impact on such Services, any other Services still being performed by Supplier, or any other services provided to Customer by third parties (the “Disentanglement”). Supplier will cooperate with Customer and any alternate service provider designated by Customer and otherwise promptly take all actions required to assist Customer in effecting a complete Disentanglement. Supplier will provide all information and assistance regarding the terminated Services required for Disentanglement, including data conversion, interface specifications, and related professional services. Supplier will provide for the prompt and orderly conclusion of all work, as Customer may direct, including completion or partial completion of projects, documentation of all work in progress, and other measures to assure an orderly transition to Customer or its designee. All such activities and services relating to Disentanglement (collectively “Disentanglement Services”) will otherwise be deemed a part of the Services to be performed by Supplier. Disentanglement Services will include developing an orderly transition plan and giving Customer the right to obtain or continue to use any hardware or software, or obtain any third party contracts, to the extent reasonable. To the extent the Disentanglement Services are a continuation of those Services provided before the termination or expiration of this Agreement, the charges for such Services and the charges for any additional services (hereby also deemed “Services” hereunder) will be calculated in accordance with the applicable Work Assignment(s). Notwithstanding the foregoing, Customer will not owe any charges for Disentanglement Services to the extent Customer terminated this agreement pursuant to Sections 19.2 (Breach) or 19.4 (Change of Control). Supplier will perform the Disentanglement Services for the period specified by Customer, which will be up to eighteen (18) months (the “Disentanglement Period”).

19.7	Effect of Termination.

For clarity, following any “termination” of this Agreement as set forth above, the terms and provisions of this Agreement will continue in effect to the extent Disentanglement Services continue thereafter, until the termination of the Disentanglement Services.

20.	WAIVER OF JURY TRIAL.

EACH PARTY TO THIS AGREEMENT HEREBY UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

21.	Assignment.

This Agreement may not be assigned by Supplier without Travelers prior written consent. Travelers may assign or transfer this Agreement, without consent, by providing written notice to Supplier in the following circumstances: a) to an Affiliate; b) to a Divested Entity or c) to a successor pursuant to a Change of Control (as defined in this Section 21). As used herein, “Change in Control” means (i) a sale by Travelers of a majority of its assets or business relating to this Agreement, or (ii) any acquisition of a majority of the stock of Travelers and/or the statutory merger of Travelers with any other entity. In the event of a Change in Control, Travelers may (at its option) (i) continue this Agreement; (ii) transfer Travelers rights under this Agreement to an existing agreement between the successor and Supplier; or (iii) terminate this Agreement upon written notice to Supplier. Any attempt to assign this Agreement, or any rights or obligations hereunder, in contravention of this paragraph will be void and unenforceable. This Agreement shall bind and inure to the benefit of the parties hereto and their successors and permitted assigns.

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22.	Notices and Writings.

For all purposes under this Agreement, including: (i) providing notices or other communications required or permitted by this Agreement or (ii) waiving any right under this Agreement and notwithstanding any law recognizing electronic signatures or records, “written,” “a writing signed” and “in writing” shall mean only a writing in tangible form bearing an actual “wet” signature in ink manually applied by the person authorized by the respective party, unless both parties agree otherwise by making a specific reference to this section of the Agreement. All notices under this Agreement shall be in writing and shall be given by letter or facsimile with hard copy confirmation to the parties’ respective addresses given below, and will be effective when received.

Notice addresses:

If to Customer:	If to Supplier:

Ron Godbey	Rohit Kapoor, President,
Law Dept., Contracts Administrator	350 Park Avenue, 10th Floor,
One Tower Square 3 PB	New York, NY 10022
Hartford, CT 06183

23.	Force Majeure.

23.1	Each party will be excused from performance under this Agreement (other than obligations to make payments that have become due and payable pursuant to this Agreement) for any period and to the extent that it is prevented from performing any obligations pursuant to this Agreement, in whole or in part, as a result of an event beyond the reasonable control of such party, such as, by way of example and not limitation, natural disaster, civil war, war, an act of government, or an act of terrorism (each such event a “Force Majeure Event”). If either party is prevented from, or delayed in performing any of its obligations under this Agreement by a Force Majeure Event, it shall promptly notify the other party by telephone (to be confirmed in writing within five (5) business days of the inception of the delay) of the occurrence of a Force Majeure Event and describe, in reasonable detail, the circumstances constituting the Force Majeure Event and of the obligations the performance of which are thereby delayed or prevented. Such party shall continue to use commercially reasonable efforts to recommence performance whenever and whatever extent possible without delay.

23.2	If a Force Majeure Event relating to Supplier or a permitted subcontractor prevents, hinders or delays performance of the Services necessary for the performance of one or more critical Customer business functions for more than *** business days or such shorter period as may be necessary to meet regulatory requirements or longer period as may be agreed upon in writing between the parties at the time of the disclosure of the Force Majeure Event, then at Customer’s option: (i) Customer may procure replacement services from an alternate source; or (ii) Customer may terminate the Service so affected (or if the Force Majeure Event only affects one or more geographic areas, the Service in the areas so affected). Supplier shall not have the right to any additional payments from Customer as a result of any Force Majeure Event, other than Customer’s payment of amounts otherwise due for Services provided in accordance with the applicable Work Assignment and/or Work Orders.

23.3	Nothing in this Section 23 shall relieve Supplier’s obligations to provide Disaster Recovery Services in accordance with Exhibit C or, if different, the terms of a particular Work Assignment or Work Order impacted by the Force Majeure Event.

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24.	Waiver.

No delay or omission by a party to exercise any right or power under this Agreement will impair that right or power, or be construed as a waiver of any term or provision hereof. No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in an express writing signed by the party claimed to have waived or consented. Any consent by any party to, or waiver of, a breach by the other shall not constitute a consent to, or waiver of, or excuse for any other different or subsequent breach.

25.	Interpretation.

The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. The headings of the sections of this Agreement constitute no part of this Agreement between the parties, having been inserted for convenience of reference only. References in this Agreement to “days” shall mean calendar days unless otherwise specified. Use of the terms “including,” “include,” or “includes” herein shall not be limiting and “or” shall not be exclusive.

26.	Governing Law; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (other than its principles of conflicts of laws). The United Nations Convention on the International Sale of Goods shall not apply to this Agreement. In the event that the Uniform Computer Information Transactions Act, any version thereof or any substantially similar law (“UCITA”) may apply to this Agreement or the parties hereunder, said statute shall not govern any aspect of this Agreement, any license granted under this Agreement, or any of the parties’ rights and obligations arising pursuant to this Agreement, all of which shall be governed by the laws of the State of Connecticut as it existed prior to and apart from such enactment. Both parties agree to submit to jurisdiction of the State of Connecticut and further agree that any litigation arising under or relating to this Agreement may be brought in a court of otherwise proper jurisdiction in Hartford, Connecticut.

27.	Severability.

In case any one or more of the provisions contained in this Agreement shall be held invalid, illegal or unenforceable in any respect, such provision or provisions, to the extent held to be invalid, illegal or unenforceable, shall be stricken and the validity, legality and enforceability or the remaining provisions contained in this Agreement shall not in any way be affected or impaired thereby. However, in the event any such provision or portion thereof shall be held invalid, illegal or unenforceable due to its scope, breadth or duration, then it shall be modified to the scope, breadth or duration permitted by law and shall continue to be fully legal, valid and enforceable to the extent so modified.

28.	Survival.

Sections 2, 3, 4, 5, 6, 9, 10, 11, 12, 13, 14, 15 and 16 of this Agreement shall survive termination hereof.

29.	Entire Agreement.

This Agreement, its Exhibits, and all addenda constitute the entire agreement between the parties with respect to the subject matter of this Agreement, supersede all prior agreements, representations and understandings between the parties, written, oral or otherwise, with respect to such subject matter, and may not be altered except by an express written amendment executed by both parties. For avoidance of doubt, and not by way of limitation, it is expressly agreed that this Agreement supersedes the Interim Agreement entered into between the parties as of January 5, 2006. Contrary or supplementary terms or conditions on any purchase order or any other document that is not an Exhibit, Work Assignment or Work Order hereto, or a fully and appropriately executed Change Order or amendment to this Agreement shall be of no effect.

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30.	Counterparts.

This Agreement may be executed by facsimile signature and in multiple counterparts, each of which will be deemed an original but both of which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 7th day of March, 2006.

THE TRAVELERS INDEMNITY COMPANY		EXLSERVICE HOLDINGS, INC.

BY:	/s/ Gary Dahms	BY:	/s/ Rohit Kapoor

NAME:	Gary Dahms	NAME:	Rohit Kapoor

TITLE:	VP	TITLE:	President

DATE:	3/7/06	DATE:	3/16/06

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AMENDMENT 3 to

PROFESSIONAL SERVICES AGREEMENT

This Amendment 3 (“Amendment”) is effective as of January 1, 2009 (“Effective Date”) and alters the terms of the Professional Services Agreement (as amended by Amendment 1, effective February 16, 2007, and Amendment 2, effective March 20, 2007, and supplemented by Addendum 1, effective September 24, 2008, the “Agreement”) entered into as of March 7, 2006 by and between The Travelers Indemnity Company (“Travelers”), for itself and its affiliates (collectively, “Customer”), and ExlService Holdings, Inc. (“EXLS”), for itself and its subsidiaries (collectively “Supplier”). Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Services that Customer has engaged Supplier to perform have expanded since the Agreement was executed; and

WHEREAS, due to the evolution of the parties’ business relationship the parties wish to clarify certain details of the relationship and synchronize the expiration dates of the various Work Assignments under the Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and EXLS hereby agree as follows.

1. In Section 10.1, Invoices, the third sentence is deleted and replaced by the following:

Except as specified in a Work Assignment (or in a Work Order executed under a Work Assignment), overtime charges shall not apply.

2. The following subsections are added to Section 10 of the Agreement:

10.4. Rates.

The “Rate Card” attached to this Agreement as Exhibit I and incorporated herein by reference lists the rates and other charges generally applicable to the Services (collectively, for purposes of this Section 10, the “Rates”). The parties shall agree in writing to the particular Rate(s) to apply to the Services to be provided under each Work Assignment or Work Order, as applicable. Except as set forth in Section 10.5, the Rates payable for Services performed under a Work Assignment or Work Order shall not be subject to change unless otherwise specified in such Work Assignment or Work Order. Supplier shall not invoice Customer for any Rates other than those that are included in the Rate Card entries that apply to the particular Services unless other charges are expressly permitted under a Work Assignment or Work Order executed after January 1, 2009. If the parties agree to make additions to the Rate Card, such additions shall be made in accordance with the process defined in Exhibit B.

10.5 ***

10.6 Productivity Improvement.

Notwithstanding the provisions of Section 10.4, the parties have agreed that the “Productivity Improvement” provisions set forth in Exhibit K, attached to this Agreement and incorporated by reference herein, will apply to the Services as described in such Exhibit K.

10.7 Foreign Exchange.

The parties have agreed to allocate the foreign exchange rate risk for the Services performed pursuant to this Agreement in accordance with Exhibit L, attached to this Agreement and incorporated by reference herein.

10.8 ***

3. The following sentence is added to Section 11.2, Warranty and Acceptance:

The “Service Level Agreement” attached to this Agreement as Exhibit M and incorporated by reference herein shall apply to Supplier’s performance of the Services.

4. In Section 19.1, Generally, the following sentences are added at the end of the Section:

Notwithstanding the foregoing, it is the parties’ intention that all Work Assignments (and associated Work Orders) having a fixed initial term share a common anniversary date of December 31. In furtherance of such mutually agreed objective, any new Work Assignment entered into with a fixed initial term on or after the effective date of Amendment 3 to the Agreement shall have an initial term that expires on December 31 of a designated year, selected so that the new Work Assignment and all other Work Assignments that are then-currently in force and subject to an initial term and/or renewal term (as defined in each such Work Assignment) share a common renewal date. Each Work Order entered into under such a Work Assignment similarly shall have an initial term that expires on December 31 of a designated year, with the year to be selected based on Customer’s expectations regarding Customer’s business requirements for the Services.

5. All terms and conditions of the Agreement not altered by this Amendment remain in full force and effect.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Amendment to be effective as of the 1st day of January, 2009.

THE TRAVELERS INDEMNITY COMPANY		EXLSERVICE HOLDINGS, INC.

BY:	/s/ Thurman R. Justice	BY:	/s/ Rohit Kapoor
NAME:	Thurman R. Justice	NAME:	Rohit Kapoor
TITLE:	CFO, Operations & Systems	TITLE:	President & CFO

DATE:	3/24/09	DATE:	3/31/09